EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors:
Profile Technologies, Inc.


     We consent to the incorporation by reference in the registration statement (No. 333-53575) on Form S-3 of Profile Technologies, Inc. of our report dated September 9, 2005 relating to the balance sheet of Profile Technologies, Inc. as of June 30, 2005 and the related statements of operations, stockholders' deficit, and cash flows for the year then ended June 30, 2005, which report appears in the June 30, 2005 annual report on Form 10-KSB of Profile Technologies, Inc.

     Our report dated September 9, 2005 contains an explanatory paragraph that states that the Company has incurred cumulative losses and had negative working capital of $2,349,380 at June 30, 2005, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                          /s/  Peterson Sullivan


Seattle, Washington
September 26, 2005